Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by  Registrant  [X]
Filed by Party  other than the  Registrant  [ ]
Check the  appropriate  box:
[ ] Preliminary  Proxy  Statement
[X] Definitive Proxy Statement
[X] Definitive  Additional  Materials
[ ] Soliciting  Material Pursuant to Sec.  240.14a-11(c)  or 240.14a-12
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14-6(e)(2)

                          INSITUFORM EAST, INCORPORATED
                                3421 Pennsy Drive
                            Landover, Maryland 20785


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            FRIDAY, DECEMBER 11, 1998

To the Stockholders of Insituform East, Incorporated:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Insituform East, Incorporated, a Delaware corporation (the "Company" or the "Corporation"), for the fiscal year ended June 30, 1998 will be held at the Club Hotel by Doubletree, 9100 Basil Court, Landover, Maryland 20774 on Friday, December 11, 1998, at 10:00 a.m. local time, for the following purposes:

         1.       To elect directors of the Corporation; and

         2. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on October 15, 1998, as the Record Date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

     A copy of the Corporation's Annual Report for the fiscal year ended June 30, 1998, a Proxy and a Proxy Statement accompany this Notice.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. NO POSTAGE IS
REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RESPONSE WILL ASSURE YOUR PARTICIPATION IN THE MEETING AND REDUCE THE CORPORATION'S EXPENSE IN SOLICITING PROXIES. IF YOU ARE PRESENT AT THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.



                                        By Order of the Board of Directors,

                                        /S/  ROBERT F. HARTMAN
                                        Robert F. Hartman
                                        Secretary


Landover, Maryland
November 9, 1998

                          INSITUFORM EAST, INCORPORATED
                                3421 Pennsy Drive
                            Landover, Maryland 20785

                         ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 11, 1998

                                 PROXY STATEMENT

                    SOLICITATION AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Insituform East, Incorporated, a Delaware corporation (the "Company" or the "Corporation"), for use at the Annual Meeting of Stockholders to be held at the Club Hotel by Doubletree, 9100 Basil Court, Landover, Maryland 20774 on Friday, December 11, 1998, at 10:00 a.m. local time, and any adjournments thereof (the "Meeting").

     The Board of Directors has fixed the close of business on October 15, 1998, as the record date (the "Record Date") for the determination of stockholders who are entitled to notice of, and to vote at, the Meeting.

     Stockholders are requested to complete, sign and date the accompanying Proxy and return it promptly to the Company in the enclosed envelope. Any proxy given pursuant to this solicitation may be revoked by the person executing it at any time prior to or at the Meeting.

     Shares of Common Stock and shares of Class B Common Stock represented by valid proxies received in time for the Meeting, and not revoked, will be voted as specified therein. If no instructions are given, the respective shares of common stock will be voted FOR the election as directors of the Company those nominees for director designated for election by holders of shares of Common Stock and listed under the caption "Proposal No. 1 -- Election of Directors" herein; FOR the election as directors of the Corporation those nominees for director designated for election by holders of shares of Class B Common Stock and listed under the caption "Proposal No. 1 -- Election of Directors" herein; and, if authority is given to them, at the discretion of the proxy holders, on any other matters that may properly come before the Meeting.

     The cost of preparing, assembling, and mailing this Proxy Statement, the Proxy and the Notice of Annual Meeting will be paid by the Company. Additional solicitation by mail, telephone, telegraph or personal solicitation may be done by directors, officers or regular employees of the Company. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock or Class B Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable expenses.

     This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, Proxy, and Annual Report for the fiscal year ended June 30, 1998, are first being mailed to the Company's stockholders of record on or about November 9, 1998.


                      OUTSTANDING SHARES AND VOTING RIGHTS


     As of the Record Date, there were outstanding 4,059,266 shares of Common Stock, par value four cents ($.04) per share (the "Common Stock"), and 297,596 shares of Class B Common Stock, par value four cents ($.04) per share (the "Class B Common Stock"), which are the only classes of stock of the Corporation outstanding. A quorum shall be constituted by the presence at the Meeting of a majority of the outstanding shares of Common Stock, or 2,029,634 of such shares, and a majority of the outstanding shares of Class B Common Stock, or 148,799 of such shares.

     Each share of Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, except with respect to the election of directors and any other matter requiring the vote of Common Stock or Class B Common Stock separately as a class. The holders of Common Stock, voting as a separate class, are entitled to elect that number of directors which constitutes 25% of the authorized number of members of the Board of Directors and, if such 25% is not a whole number, then the holders of Common Stock are entitled to elect the nearest higher whole number of directors that is at least 25% of such membership. The holders of Class B Common Stock, also voting as a separate class, are entitled to elect the remaining directors. The affirmative vote of the holders of a majority of each class of common stock present in person or represented by proxy, provided a quorum of that class is present, is necessary for the election of directors by the class. For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. Where authority to vote shares is withheld, including instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the vote.


                               SECURITY OWNERSHIP


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following information is furnished with respect to each person or entity who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities as of the Record Date:

 Name & Address of                             Amount & Nature of       Percent
 Beneficial Owner      Title of Class         Beneficial Ownership      of Class
-----------------------------------------------------------------------------------------------------

CERBCO, Inc.            Common Stock                1,127,500           27.8% 1/
3421 Pennsy Drive       Class B Common Stock          296,141           99.5% 1/
Landover, MD 20785

George Wm. Erikson 2/
CERBCO, Inc.
3421 Pennsy Drive
Landover, MD 20785

Robert W. Erikson 2/
CERBCO, Inc.
3421 Pennsy Drive
Landover, MD 20785

--------------------------------------------------------------------------------
1/ Through its ownership of such percentages of the outstanding shares of Common Stock and Class B Common Stock, CERBCO, Inc. is entitled to cast 58.1% of all votes entitled to be cast on matters on which holders of shares of both classes of the Company's common stock vote together.
2/ Messrs. George Wm. Erikson and Robert W. Erikson own 44.5% and 39.1%, respectively, of the outstanding shares of Class B Common Stock of CERBCO, Inc. On the basis of their stockholdings and management positions in CERBCO, Inc., they could act together to control either the disposition or the voting of the shares of the Company's Common Stock or Class B Common Stock held by CERBCO, Inc. Messrs. George Wm. Erikson and Robert W. Erikson are brothers.


SECURITY OWNERSHIP OF MANAGEMENT

     The following information is furnished with respect to all directors of the Company who were the beneficial owners of any shares of the Company's Common Stock or Class B Common Stock as of the Record Date, and with respect to all directors and officers of the Company as a group:


                                                              Amount & Nature of Beneficial Ownership
Name of Beneficial Owner        Title of Class        Owned Outright   Exercisable Options   Percent of Class
-------------------------------------------------------------------------------------------------------------
George Wm. Erikson 1/            Common Stock             16,500              75,000              2.0%
Robert W. Erikson 1/             Common Stock                  0              75,000              1.7%
Calvin G. Franklin               Common Stock                  0              60,000              1.3%
Webb C. Hayes, IV                Common Stock                  0              60,000              1.3%
Paul C. Kincheloe, Jr.           Common Stock                  0              60,000              1.3%
Jack Massar                      Common Stock                  0              75,000              1.7%
Thomas J. Schaefer               Common Stock                  0              75,000              1.7%
All directors and officers as    Common Stock             17,000             480,000             10.9%
  a group (11 persons,           Class B Common Stock          0                   0              0.0%
  including those named above)

1/ Messrs. George Wm. Erikson and Robert W. Erikson own 44.5% and 39.1%, respectively, of the outstanding shares of Class B Common Stock of CERBCO, Inc. On the basis of their stockholdings and management positions in CERBCO, Inc., they could act together to control either the disposition or the voting of the shares of the Company's Common Stock or Class B Common Stock held by CERBCO, Inc. Messrs. George Wm. Erikson and Robert W. Erikson are brothers.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     The Board of Directors is currently comprised of seven directors. The terms of all presently serving directors expire upon the election and qualification of the directors to be elected at the Meeting. The directors elected at the Meeting will serve subject to the By-laws until the next Annual Meeting of Stockholders for the fiscal year ending June 30, 1999, and until their respective successors shall have been duly elected and qualified.

     All of the seven persons presently serving as directors are nominees to be elected at the Meeting and are listed below. It is intended that the individuals named in the enclosed form of Proxy will vote their proxies in favor of these nominees for the Company's directors, unless otherwise directed. The Board has no reason to believe that any of the nominees will not be available for election as director. However, should any of them become unwilling or unable to be nominated, it is intended that the individuals named in the enclosed Proxy may vote for the election of such other person as the Board may recommend.


PRESENT DIRECTORS WHO ARE NOMINATED FOR RE-ELECTION

     Two of the seven nominees for election to the Company's Board of Directors identified below have been designated for election by the holders of shares of Common Stock, and only the holders of such shares may vote with respect to these nominees. The remaining five nominees have been designated for election by the holders of shares of Class B Common Stock, and only the holders of such shares may vote with respect to these nominees. Accordingly, the following list contains a designation as to those nominees to be elected by holders of shares of Common Stock and those nominees to be elected by holders of shares of Class B Common Stock:


      Name, Age, Principal Occupation,                           First Became      Class of Common Stock
    Business Experience and Directorships                         A Director       For Which Nominated
----------------------------------------------------------------------------------------------------------
George Wm. Erikson, Age 56 1/                                        1984           Class B Common Stock
   Chairman, member of the Chief Executive Officer Committee
and General  Counsel  since  1986,  Chairman of the Board of
Directors  from  1985 to 1986;  CERBCO,  Inc.  --  Chairman,
General Counsel and Director since 1988;  CERBERONICS,  Inc.
-- Vice  Chairman  since 1988,  Chairman  from 1979 to 1988,
Secretary from 1976 to 1988,  General Counsel since 1976 and
Director  since  1975;  Capitol  Office  Solutions,  Inc. --
Chairman, General Counsel and Director from 1987 to June 30,
1997.

Robert W. Erikson, Age 53 1/                                         1985           Class B Common Stock
   President  since September 1991, Vice Chairman and member
of the Chief  Executive  Officer  Committee since 1986, Vice
Chairman  of the  Board  of  Directors  from  1985 to  1986;
CERBCO, Inc. -- President,  Vice Chairman and Director since
1988;  CERBERONICS,  Inc. -- Chairman since 1988,  President from 1977 to 1988 and Director  since 1974;  Capitol  Office
Solutions,  Inc. -- Vice  Chairman and Director from 1987 to
June 30,  1997;  Director of The Palmer  National  Bank from
1983 to 1996,  and  Director  of its  successor,  The George
Mason Bank, N.A., until June, 1997.

Calvin G. Franklin, Age 68                                           1994           Common Stock
   President  and Chief  Executive  Officer  of  Engineering
Systems Consultants,  Inc. since 1992; Commanding General of
D.C. National Guard from 1981 to 1992;  Director of Columbia
First Bank from 1989 to 1995;  Director of Signet Bank, N.A.
from 1985 to 1989; retired Major General, U.S. Army.

Webb C. Hayes, IV, Age 50                                            1994           Class B Common Stock
   Director  and Vice  Chairman  of United  Bank since 1997;
Director  and  Executive  Vice  President  of  George  Mason
Bankshares,  Inc.  and  Chairman,  President  and CEO of The
George Mason Bank, N.A., from 1996 to 1997;  Chairman of the
Board of  Palmer  National  Bancorp.,  Inc.  and The  Palmer
National  Bank  from  1985  to  1996,  President  and  Chief
Executive  Officer  from 1983 to 1996;  Director  of CERBCO,
Inc. since 1991; Director of Capitol Office Solutions,  Inc.
from 1992 to June 30, 1997;  Director of the Federal Reserve
Bank of Richmond from 1992 to 1995.

Paul C. Kincheloe, Jr., Age 57                                       1994           Class B Common Stock
   Practicing  attorney and real estate investor since 1967;
Partner in the law firm of Kincheloe and Schneiderman  since
1983;  Director  of CERBCO,  Inc.  since  1991;  Director of
Capitol Office  Solutions,  Inc. from 1992 to June 30, 1997;
Director of Herndon Federal Saving & Loan from 1970 to 1983;
Director of First Federal  Savings & Loan of Alexandria from
1983 to 1989.

Jack Massar, Age 73 2/                                               1991           Class B Common Stock
   Independent  business consultant since 1991; President of
Insituform Technologies,  Inc. (formerly Insituform of North
America,  Inc.) from 1984 to 1991  (retired  January  1991),
Director  from  1983 to  1987;  President  and  Director  of
NuPipe,  Inc.  from  1988 to 1991;  Director  of  Insituform
Mid-America,  Inc. from 1983 to 1991; Director of Wellington
Leisure Products, Inc. from 1991 to 1994.

Thomas J. Schaefer, Age 60 2/                                        1981           Common Stock
   Independent private investor since 1995; President, Chief
Executive  Officer and Director of Columbia First Bank, N.A.
from 1988 to 1995;  President and Chief Executive Officer of
Signet Bank,  N.A.  from 1981 to 1988 and Director of Signet
Bank, N.A. from 1978 to 1988;  Director of CERBCO, Inc. from
July 1990 to November 1990.

-------------------------------------------------------------------------------------------------------------
1/   Messrs. George Wm. Erikson and Robert W. Erikson are brothers.
2/   Member of Audit Committee.


                      COMMITTEES OF THE BOARD OF DIRECTORS
                             AND MEETING ATTENDANCE

     The Board of Directors has an Audit Committee, the members of which are all outside directors. The names of the committee's members are indicated in the table above. The Board of Directors does not have standing nominating or compensation committees, or committees performing similar functions.

     The Audit Committee, among its functions, reviews the Corporation's financial policies and accounting systems, reviews the scope of the independent public accountants' audit, and approves the duties and compensation of the independent public accountants, both with respect to audit and any non-audit services. The Audit Committee meets periodically with the independent public accountants outside the presence of corporate management or other employees to discuss matters of concern, receive recommendations or suggestions for change and have a free exchange of views and information.

     During the fiscal year ended June 30, 1998, the Board of Directors met on five occasions. The Audit Committee met on two occasions. Each incumbent director attended more than 75% of both (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which he served.


                        EXECUTIVE OFFICERS OF THE COMPANY

     Information concerning Messrs. George Wm. Erikson and Robert W. Erikson, who were executive officers and directors, is provided under the section entitled "Present Directors Who are Nominated for Re-election." The following table sets forth the name, age, position(s) held and business experience of the individuals who were executive officers, but not directors, of the Company throughout fiscal year 1998:

Raymond T. Verrey, Age 52
     Vice President, Treasurer and Chief Financial Officer since 1988, Principal Accounting Officer since 1987; employed by Touche Ross & Co. from 1975 to 1987, serving as an Audit Manager from 1981 to 1987.

John F. Mulhall, Age 52
     Vice President of Sales and Marketing since 1988, Director of Sales and Marketing from 1987 to 1988; employed by Translogic Corporation, a material conveying system manufacturer, from 1972 to 1987, serving as Eastern Regional Manager from 1979 to 1987.

Gregory Laszczynski, Age 44
     Vice President of Operations since 1989, Director of Operations from 1987 to 1989; employed by FMC Corporation from 1984 to 1987, serving as a Project Engineer.

Robert F. Hartman, Age 51
     Vice President of Administration and Secretary since 1991; Vice President and Controller of CERBCO, Inc. since 1988, Secretary since 1991, Treasurer and Chief Financial Officer since 1997; Vice President and Treasurer of CERBERONICS, Inc. since 1988; employed by Dynamac International, Inc. from 1985 to 1988, serving as Controller; employed by CERBERONICS, Inc. from 1979 to 1985, serving as Vice President and Treasurer from 1984 to 1985.

                             EXECUTIVE COMPENSATION

JOINT COMPENSATION REPORT BY THE BOARD OF DIRECTORS

GENERAL

     Pursuant to the Company's By-laws, the Chief Executive Officer Committee (the "CEOC") -- consisting of the Chairman, the Vice Chairman, the President, and such other officers of the Corporation as may from time to time be determined by the Board -- performs the functions of the Chief Executive Officer of the Company. Since August 30, 1991, the CEOC has consisted of George Wm. Erikson, Chairman, and Robert W. Erikson, Vice Chairman and President.

     The Company does not have a compensation committee. The CEOC, with the annual review and oversight of the Board, determines the compensation for all officers of the Company except the members of the CEOC. The Board as a whole, considers compensation arrangements proposed by and for members of the CEOC, and, pursuant to the By-laws, is the ultimate determiner of compensation arrangements for members of the CEOC. When considering CEOC compensation arrangements, Board review may be conducted with or without the presence (or participation) of the CEOC members who are also members of the Board as the Board deems appropriate under the circumstances. Resolutions of the Board altering CEOC compensation arrangements, in any material way, are voted upon by the Board with such CEOC members abstaining. A second vote is then taken with all directors participating.

PHILOSOPHY

     The executive compensation philosophy of the Company (which is intended to apply to all of the executive officers of the Company, including the CEOC members) is aimed at: (i) attracting and retaining qualified management to implement the Company's business plan; (ii) establishing a direct link between management compensation and the achievement of the Company's annual and long-term performance goals; and (iii) recognizing and rewarding individual initiative and achievement. The Board and CEOC believe that management compensation should be set at levels that are competitive with compensation arrangements provided by other companies with which the Company competes for executive talent, and by other companies of similar size, business or location. It is also the view of the Board and the CEOC members that the compensation of management should have a significant component which is contingent upon the Company's level of performance thereby encouraging executive officers to enhance the profitability of the Company and thus increase shareholders' value by aligning closely the financial interests of the Company's executive officers and those of its shareholders. The Board reviews on an annual basis the compensation arrangements of the Company's executive officers to ensure that such arrangements are consistent with this executive compensation philosophy.

COMPONENTS OF COMPENSATION

     The compensation program for the Company's officers, including members of the CEOC, consists of: (a) base salary; (b) compensation pursuant to plans; and
(c) incentive cash bonuses.

     Commencing in 1994, a publicly held corporation may not, subject to limited exceptions, deduct for federal income tax purposes certain compensation paid to certain executives in excess of $1 million in any taxable year (the "Deduction Limitation"). While the Company's compensation programs generally are not intended to qualify for any of the exceptions to the applicability of the Deduction Limitation, it is not expected that compensation to executives of the Company will exceed the Deduction Limitation in the foreseeable future.

     (a) Base Salary. Typically, the base salary level for each executive officer (including members of the CEOC) is considered annually in September and yearly adjustments, if any, are made effective on or about October 1st of each year. The timing of such yearly reviews permits consideration of information which is developed each year for the Company's annual report, including audited financial statements for the fiscal year then ended June 30th. The CEOC is empowered to adjust the annual base salary level of executive officers (other than members of the CEOC) at other times during the year should it deem any such adjustments appropriate, with such adjustments included in the annual officer compensation review and approvals conducted by the Board each September.

     The annual September review of base salary levels is subjective. No specific factors, targets or criteria, such as the market value of the Company's stock, are employed in any formula or other quantitative prescription to determine base compensation. However, consistent with the Company's compensation philosophy, consideration is given to individual initiative, individual achievement and the Company's performance, as well as information on salaries and other remuneration at other companies of similar size, business or location. Applying the Company's compensation philosophy during the annual review in September 1997, it was the judgment of the CEOC and the Board that the base salary of each executive officer (including members of the CEOC) should be increased by 3% effective October 1, 1997.

     (b) Compensation Pursuant to Plans. Officers of the Company (including members of the CEOC), are eligible to participate in the Employee Advantage Plan. The plan is a non-contributory profit sharing retirement plan, and includes a salary reduction feature under Section 401(k) of the Internal Revenue Code. Participation in, and benefits acquired under, the Employee Advantage Plan are on a nondiscretionary formula basis applicable to all employees. For the fiscal year ended June 30, 1998, due to negative net earnings, no profit sharing contributions were made to the Employee Advantage Plan for the Company's officers.

     Three of the executive officers of the Company are eligible to receive plan compensation through the Company's Supplemental Executive Retirement Plan (the "IEI SERP"). The remaining three officers of the Company (including members of the CEOC) do not participate in this plan, but are participants in a similar plan offered by the Company's parent holding company, CERBCO, Inc.

     Pursuant to the IEI SERP, the covered executives will receive a monthly retirement benefit for life equivalent to 25% of the final monthly salary such executive received from the Company (see "Compensation Pursuant to Plans"). The terms of the IEI SERP require the Company to establish a trust to facilitate the Company's satisfaction of its obligations thereunder to pay supplemental retirement benefits to the covered executives. The Company has established such a trust, which has been funded by life insurance policies.

     The Board views the IEI SERP as providing important benefits to the covered executives after their retirement. Further, the Board believes that the adoption of the IEI SERP is fully consistent with Insituform East's compensation philosophy and is a customary form of supplemental executive retirement similar to that adopted by comparable companies.

     (c) Incentive Cash Bonuses. In addition to base compensation, the Board annually considers, at its sole discretion, the award of an annual return-on-equity ("ROE") incentive cash bonus for each of the officers of the Company (including members of the CEOC). The incentive bonus amount, if approved by the Board at the annual September review following the fiscal year in which the ROE bonus is earned, is calculated by multiplying the Company's annual ROE percentage (net earnings divided by weighted average equity less current earnings) times the base compensation paid to the officers over the fiscal year. The maximum annual individual incentive bonus eligible to any officer is limited to an upper cap of 30% of the officer's base compensation. The underlying concept of the ROE bonus is to have officer incentive compensation rise and fall in direct parallel with the Company's overall profitability results obtained by the officers on behalf of the shareholders. For the fiscal year ended June 30, 1998, due to negative net earnings, no incentive cash bonuses for officers were either earned or approved.

COMPENSATION OF MEMBERS OF THE CEOC

     On September 13, 1997, the Board approved a 3% increase in base annual salary from $210,298 to $216,607, effective October 1, 1997, for each current member of the CEOC, namely, George Wm. Erikson and Robert W. Erikson. Approval came after a review of total compensation conducted without members of the CEOC present. The decision made by the Board to increase the base annual salary of the CEOC members by 3% was subjective, taking into account the philosophical aim of setting executive compensation, and was not based upon any particular performance criteria. A resolution of the Board to increase the base annual salary was voted upon twice by the Board, without and with CEOC members voting. As a consequence of the Company's reported negative net earnings, the members of the CEOC did not receive any cash incentive bonuses for fiscal year 1998. Members of the CEOC participated in the Employee Advantage Plan during fiscal year 1998 but did not receive any profit sharing contributions. Mr. George Wm. Erikson did receive a 401(k) plan matching contribution of $2,400, and both members of the CEOC received allocations of forfeitures along with all other plan participants.

     In approving the compensation of the CEOC members, the Board took into account that while George Wm. Erikson and Robert W. Erikson were devoting the predominate portion of their time and effort to the Company they were also devoting a portion of their time and effort to the parent company, CERBCO, Inc., and to its wholly-owned subsidiary, CERBERONICS, Inc. The Board believes the base salary levels set for George Wm. Erikson and Robert W. Erikson were commensurate with the time and effort devoted to the activities of, and their duties and responsibilities with, the Company.

The Board of Directors

George Wm. Erikson
Robert W. Erikson
Calvin G. Franklin
Webb C. Hayes, IV
Paul C. Kincheloe, Jr.
Jack Massar
Thomas J. Schaefer

SUMMARY COMPENSATION

     The following table sets forth information concerning the compensation paid by the Company to each of the named executive officers for the fiscal years ended June 30, 1998, 1997 and 1996:


                           SUMMARY COMPENSATION TABLE
                                                                          Long-Term Compensation
                                                                           ------------------------
                                        Annual Compensation                              Awards           Payouts
                            ------------------------------------------     ------------------------
Name                                             Other        Total       Restricted
and                                             Annual       Annual          Stock    Options/   LTIP     All Other
Principal          Fiscal   Salary    Bonus  Compensation Compensation      Awards      SARs    Payouts Compensation
Position            Year      ($)      ($)      ($) 2/         ($)           ($)        (#)      ($)      ($) 3/
---------------------------------------------------------------------------------------------------------------------

George Wm. Erikson  1998    $215,030      $0     $0          $215,030       $0       15,000     $0         $4,745
Chairman & General  1997     208,649       0      0           208,649        0       15,000      0         11,613
Counsel 1/          1996     201,555  22,393      0           223,948        0       15,000      0         11,264
        -

Robert W. Erikson   1998    $215,030      $0     $0          $215,030       $0       15,000     $0         $2,345
President 1/        1997     208,649       0      0           208,649        0       15,000      0         11,247
          -
                    1996     201,555  22,393      0           223,948        0       15,000      0          9,014

John F. Mulhall     1998    $125,806 $12,000     $0          $137,806       $0            0     $0         $2,573
Vice President of   1997     122,073       0      0           122,073        0            0      0         10,492
Sales & Marketing   1996     118,023  13,112      0           131,135        0            0      0          8,639

Gregory Laszczynski 1998    $136,913 $17,000     $0          $153,913       $0            0     $0         $4,535
Vice President of   1997     132,850       0      0           132,850        0            0      0        $13,130
Operations          1996     124,335  13,814      0           138,149        0            0      0         10,531

Raymond T. Verrey   1998    $102,915  $1,000     $0          $103,915       $0            0     $0         $2,840
Vice President &    1997      99,861       0      0            99,861        0            0      0          9,170
Chief Financial     1996      96,568  10,729      0           107,297        0            0      0          7,564
Officer

Robert F. Hartman   1998     $91,524  $2,000     $0           $93,524       $0            0     $0         $2,874
Vice President of   1997      88,808       0      0            88,808        0            0      0          8,010
Administration &    1996      85,891   9,542      0            95,433        0            0      0          6,666
Secretary
----------------------------------------------------------------------------------------------------------------------
1/   The Company's Chief Executive Officer Committee, consisting of the Chairman and the President,  exercises the duties and  responsibilities of the Chief
     Executive Officer of the Company.
2/   None of the named executive officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of his total  salary and bonus.
3/   Contributions to the Insituform East, Incorporated Employee Advantage Plan,
     as described on page 9.


COMPENSATION PURSUANT TO PLANS

Insituform East, Incorporated Employee Advantage Plan

     The Company maintains a noncontributory profit sharing (retirement) plan, the Insituform East, Incorporated Employee Advantage Plan (the "IEI Advantage Plan"), in which all employees not covered by a collective bargaining agreement and employed with the Company for at least one year are eligible to participate. No employee is covered by a collective bargaining agreement. The IEI Advantage Plan is administered by the Company's Board of Directors which determines, at its discretion, the amount of the Company's annual contribution. The Insituform East Board of Directors can authorize a contribution, on behalf of the Company, of up to 15% of the compensation paid to participating employees during the year. The plan is integrated with Social Security. Each participating employee is allocated a portion of the Company's contribution based on the amount of that employee's compensation plus compensation above FICA limits relative to the total compensation paid to all participating employees plus total compensation paid above FICA limits. Discretionary amounts allocated under the IEI Advantage Plan begin to vest after three years of service (at which time 20% vests) and are fully vested after seven years of service. No contribution was authorized for the fiscal year ended June 30, 1998.

     The IEI Advantage Plan also includes a salary reduction profit sharing feature under Section 401(k) of the Internal Revenue Code. Each participant may elect to defer a portion of his compensation by any whole percentage from 2% to 16% subject to certain limitations. As mandated by the plan, the Company contributes an employer matching contribution equal to 25% of the participant's deferred compensation up to a maximum of 1.5% of the participant's total paid compensation for the fiscal year. Participants are 100% vested at all times in their deferral and employer matching accounts. During the fiscal year ended June 30, 1998, the Company made the following contributions for the Company's officers:


Names and Capacities in Which                                           Contributions for          Vested Percent
Cash Contributions Were Made                                           Fiscal Year 1998  1/        as of 10/15/98
-----------------------------                                          --------------------        --------------
George Wm. Erikson, Chairman                                                  $4,745                     100%
Robert W. Erikson, President                                                   2,345                     100%
John F. Mulhall, Vice President of Sales & Marketing                           2,573                     100%
Gregory Laszczynski, Vice President of Operations                              4,535                     100%
Raymond T. Verrey, Vice President & Chief Financial Officer                    2,840                     100%
Robert F. Hartman, Vice President of Administration & Secretary                2,874                     100%

All Executive officers as a group (6 persons)                                $19,912                     N/A
---------------------------------------------------------------------------------------------------------------
1/ Total  contributions  to  employees  of $101,791  include  Insituform  East's matching  contribution of $48,575 and reallocated  amounts  totaling  $53,216 forfeited by former  participants  who terminated  employment with Insituform
   East during fiscal year 1998.


Insituform East, Incorporated Supplemental Executive Retirement Plan

     During fiscal year 1998, the Company entered into Supplemental Executive Retirement Agreements with Messrs. John Mulhall, Gregory Laszczynski and Raymond Verrey pursuant to a Supplemental Executive Retirement Plan (the "IEI SERP"). Each agreement provides for monthly retirement benefits of 25% of the executive's final aggregate monthly salary from the Company as defined in and limited by the executive's agreement. Each covered executive's benefit under the plan is payable in equal monthly amounts for the remainder of the covered executive's life beginning as of any date on or after his 62nd birthday (at the covered executive's election) but not before his termination of service. Payments under the SERP are not subject to any reduction for Social Security or any other offset amounts but are subject to Social Security and other applicable tax withholding.

     To compute the monthly retirement benefits, the percentage of final monthly salary is multiplied by a ratio (not to exceed 1) of:

              the completed years (and any fractional year) of employment by the Company after 1997 to the total number of years (and any fractional year) of employment by the Company after 1997 that the executive would have completed if he had continued in employment to age 65.

     In the case of Messrs. Mulhall and Laszczynski, if the executive dies prior to retirement, the executive's beneficiary will receive a pre-retirement death benefit under a split-dollar insurance arrangement. The executive's beneficiary will receive a one-time lump sum payment in the amount of $700,000. In the case of Mr. Verrey, the executive's beneficiary will receive a pre-retirement death benefit of 25% of the executive's final monthly salary for 180 months. If any executive dies after commencement of the payment of retirement benefits, but before receiving 180 monthly payments, the executive's beneficiary will continue to receive payments until the total payments received by the executive and/or his beneficiary equal 180.

     The SERP is technically unfunded, except as described below. The Company will pay all benefits from its general revenues and assets. To facilitate the payment of benefits and provide the executives with a measure of benefit security without subjecting the SERP to various rules under the Employment Retirement Income Security Act of 1974, the Company has established an irrevocable trust called the Insituform East, Incorporated Supplemental Executive Retirement Trust. This trust is subject to the claims of the Company's creditors in the event of bankruptcy or insolvency. The trust has purchased life insurance on the lives of Messrs. Mulhall and Laszczynski to provide for financial obligations under the plan. Assets in the trust consist of the cash surrender values of the executive life insurance policies and are carried on the Company's balance sheet as assets. The trust will not terminate until participants and beneficiaries are no longer entitled to benefits under the plan. Upon termination, all assets remaining in the trust will be returned to the Company.

     The following tables set forth the annual retirement benefits that would be received under the SERP at various compensation levels after the specified years of service:

         Pension Plan Table Where Formula Provides 25% of Compensation 1/

(Final)                                             Years of Service (Under Plan)
Remuneration                  15                20               25                30               35
------------                  --                --               --                --               --

50,000                        11,719           12,500            12,500           12,500            12,500
75,000                        17,578           18,750            18,750           18,750            18,750
100,000                       23,438           25,000            25,000           25,000            25,000
125,000                       30,925           31,250            31,250           31,250            31,250
150,000                       30,925           36,420            37,500           37,500            37,500
175,000                       30,925           36,420            40,211           43,750            43,750
200,000                       30,925           36,420            40,211           44,396            49,017
250,000                       30,925           36,420            40,211           44,396            49,017
300,000                       30,925           36,420            40,211           44,396            49,017
350,000                       30,925           36,420            40,211           44,396            49,017
400,000                       30,925           36,420            40,211           44,396            49,017


1/   Assumes at the time the Plan was  established (i) the individual is age 50,
     (ii) maximum covered compensation is $100,000 and is increased 2% ( compounded annually) each year of service after 1997, and (iii) retirement is effective at age 65.

     Each executive's covered compensation under the SERP is equal to the lesser of his final base salary or his salary as of December 31, 1997, increased
     2% annually beginning in 1998.

     The following table sets forth information concerning vested annual benefits as of June 30, 1998 for the three executives covered by the SERP:

                                              Current Annual                 Vested                    Vested
     Name                                  Covered Compensation            Percentage              Annual Benefit

     John F. Mulhall                             $ 126,729                    7.14%                    $ 2,262
     Gregory Laszczynski                         $ 137,917                    4.55%                    $ 1,567
     Raymond T. Verrey                           $ 103,670                    7.14%                    $ 1,851

  1994 Board of Directors Stock Option Plan

     The Company adopted, with stockholder approval at the 1994 Annual Meeting of Stockholders, the Insituform East, Incorporated 1994 Board of Directors Stock Option Plan. The purpose of the plan is to promote the growth and general prosperity of the Company by permitting the Company, through the granting of options to purchase shares of its Common Stock, to attract and retain the best available persons as members of the Company's Board of Directors with an additional incentive for such persons to contribute to the success of the Company. The plan is administered and options are granted by the Board of Directors. Under the terms of this plan, up to 525,000 shares of Common Stock have been reserved for the Directors of the Company.

     Each grant of options under the plan will entitle each director to whom such options are granted the right to purchase 15,000 shares of the Company's Common Stock at a designated option price, anytime and from time to time, within five years from the date of grant. Options are granted under the 1994 Board of Directors Stock Option Plan each year for five years to each member of the Board of Directors serving as such on the date of grant; i.e., for each director serving for five years, a total of five options covering in the aggregate 75,000 shares of Common Stock (subject to adjustments upon changes in the capital structure of the Company), over a five year period.

     On December 12, 1997, options on a total of 105,000 shares of Common Stock were granted to directors of the Company (options on 15,000 shares to each of seven directors) at a per share price of $2.46875. No options available under this plan were exercised by directors of the Company during fiscal year 1998.

1989 Board of Directors Stock Option Plan

     The Company adopted, with stockholder approval at the 1989 Annual Meeting of Stockholders, the Insituform East, Incorporated 1989 Board of Directors Stock Option Plan. The purpose of this plan was the same as the 1994 Board of Directors Stock Option Plan. The plan is administered by the Board of Directors. Options were first granted to directors on December 1, 1989 and at each of the four succeeding Board of Directors meetings following the Annual Meetings of Stockholders in 1990, 1991, 1992 and 1993. No further options are anticipated to be granted under this plan.

     Each grant of options under the plan entitles each director to whom such options were granted the right to purchase 15,000 shares of the Company's Common Stock at a designated option price, anytime and from time to time, within five years from the date of grant. Options previously granted, which have not already been exercised or expired, will remain in effect until exercise or expiration, whichever comes first. The Plan will terminate in 1999, unless terminated sooner by the Board of Directors. Under terms of this plan, 60,000 shares of Common Stock remain reserved for the directors of the Company.

     No options available under this plan were exercised by directors of the Company during fiscal year 1998.

OPTIONS/SAR GRANTS TABLE

     No option or Stock Appreciation Right grants were made to any of the named executive officers during fiscal year 1998 under the 1989 Board of Directors' Stock Option Plan. The following table sets forth information concerning options granted to each of the named executive officers, who are also directors, during fiscal year 1998 under the 1994 Board of Directors' Stock Option Plan:

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                         Potential Realized Value at
                                                                                        Assumed Annual Rates of Stock
                                        Individual Grants                            Price Appreciation for Option Term
                         ---------------------------------------------               -----------------------------------
                                            % of Total
                                           Options/SARs
                                            Granted to    Exercised or
                         Options/SARs        Employees     Base Price      Expiration
Name                      Granted (#)     in Fiscal Year    ($/Share)         Date          5% ($)       10% ($)
---------------------------------------------------------------------------------------------------------------------
George Wm. Erikson              15,000 1/        14%          $2.46875     12/12/02         $10,231      $22,608

Robert W. Erikson               15,000 1/        14%          $2.46875     12/12/02         $10,231      $22,608
---------------------------------------------------------------------------------------------------------------------
1/   Option grants under the 1994 Board of Directors Stock Option Plan, as described on pages 11-12.


AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUE TABLE

     No option or Stock Appreciation Right grants made under the 1989 and 1994 Board of Directors Stock Option Plans to any of the named executive officers were exercised during fiscal year 1997. The following table sets forth information concerning option or Stock Appreciation right grants held by each of the named executive officers, who are also directors, as of June 30, 1998:

                AGGREGATED OPTION/SAR GRANTS IN LAST FISCAL YEAR
                          AND FY-END OPTIONS/SAR VALUES

                                                           Number of Unexercised         Value of Unexercised
                                                              Options/SARs at          In the Money Options/SARs
                                                            Fiscal Year-End (#)          at Fiscal Year-End ($)
                                                         ---------------------------   --------------------------
                        Shares Acquired        Value
Name                    on Exercise (#)    Realized ($)  Exercisable   Unexercisable    Exercisable Unexercisable
-------------------------------------------------------------------------------------------------------------------
George Wm. Erikson            0                  $0       75,000 1/         0                $0         $0

Robert W. Erikson             0                  $0       75,000 1/         0                $0         $0
-------------------------------------------------------------------------------------------------------------------
1/    Options  exercisable  under the IEI 1989 and 1994 Board of Directors Stock
      Option  Plans,  as described on pages 11-12.


REPRICING OF OPTIONS/SARs

     The Company did not adjust or amend the exercise price of stock options or SARs previously awarded to any of the named executive officers during fiscal year 1998.

LONG-TERM INCENTIVE PLAN AWARDS

     The Company does not have any long-term incentive plans.


DEFINED BENEFIT OR ACTUARIAL PLANS

     The Company maintains a defined benefit plan called the Insituform East Supplemental Executive Retirement Plan to provide annual retirement benefits to covered executives. See "Compensation Pursuant to Plans" as to the basis upon which benefits under the plan are computed.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     There are no employment contracts between the Company and any named executive officer. There are no arrangements between the Company and any named executive officer, or payments made to an executive officer, that resulted, or will result, from the resignation, retirement or other termination of employment with the Company, in an amount that exceeded $100,000.


COMPENSATION OF DIRECTORS

     Non-officer directors of the Company are paid an annual fee of $5,000 plus $1,000 for each meeting of the Board of Directors, and each committee meeting, attended in person. Meetings attended by telephone are compensated at the rate of $200. Directors who are salaried employees receive no remuneration for their service as directors but are eligible with all other directors to participate in the 1989 and 1994 Board of Directors' Stock Option Plans, as described under the section entitled "Compensation Pursuant to Plans." All directors of the Company are reimbursed for Company travel-related expenses.

     Mr. Jack Massar, a director of the Company since 1991, had a consulting agreement with the Company which ended on March 16, 1998. Mr. Massar received $26,100 from the Company for services rendered pursuant to this agreement during fiscal year 1998. Mr. Massar is also reimbursed for travel-related expenses in connection with this agreement.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Company's Board of Directors does not have a Compensation Committee; the Board of Directors serves in that capacity. Messrs. George Wm. Erikson and Robert W. Erikson, both members of the Board of Directors and executive officers of the Company, holding the offices of Chairman & General Counsel and of President, respectively, participate in, and during fiscal year 1998 participated in, deliberations of the Board of Directors concerning executive officer compensation.

     Messrs. George Wm. Erikson and Robert W. Erikson are both members of the Board of Directors and executive officers of CERBCO, Inc. In their capacity as directors of CERBCO, Inc., they participate in, and during fiscal year 1998 participated in, deliberations of the CERBCO, Inc. Board of Directors concerning executive officer compensation for CERBCO, Inc.

PERFORMANCE GRAPH

     The following graph compares the total stockholder return on the Company's Common Stock to the Total Return Index for the NASDAQ Stock Market (U.S. companies) and to a Peer Group Index based on NASDAQ Stocks SIC Code 162, "Heavy Construction, Except Highway," for the last five fiscal years:

    Date    ,   Company,    Market,  Market,      Peer,   Peer
            ,   Index  ,    Index ,  Count ,     Index,  Count

"06/30/1993",   100.000,   100.000,    4072,   100.000,     11
"07/30/1993",    82.609,   100.118,    4104,    97.672,     12
"08/31/1993",    80.435,   105.291,    4139,   103.531,     12
"09/30/1993",    76.087,   108.428,    4174,   102.083,     12
"10/29/1993",    89.130,   110.865,    4221,   110.008,     12
"11/30/1993",    95.652,   107.561,    4304,   104.138,     12
"12/31/1993",    82.609,   110.560,    4376,    94.283,     12
"01/31/1994",    86.957,   113.916,    4400,   101.120,     12
"02/28/1994",    95.652,   112.852,    4439,   106.489,     12
"03/31/1994",   104.348,   105.914,    4491,   105.742,     12
"04/29/1994",   100.000,   104.538,    4520,   104.761,     12
"05/31/1994",    91.304,   104.794,    4562,   104.356,     12
"06/30/1994",    88.696,   100.962,    4576,   100.716,     12
"07/29/1994",    88.696,   103.034,    4594,    97.618,     12
"08/31/1994",    88.696,   109.604,    4612,   100.914,     13
"09/30/1994",    93.130,   109.323,    4615,   100.979,     13
"10/31/1994",    84.261,   111.471,    4637,   103.847,     13
"11/30/1994",   102.000,   107.773,    4653,    97.266,     13
"12/30/1994",    88.696,   108.075,    4658,   101.040,     13
"01/31/1995",    97.565,   108.691,    4648,   108.451,     13
"02/28/1995",   115.304,   114.440,    4650,   111.453,     13
"03/31/1995",   106.435,   117.834,    4644,   106.580,     13
"04/28/1995",   124.174,   121.546,    4655,   109.508,     12
"05/31/1995",   150.783,   124.681,    4654,   115.738,     12
"06/30/1995",   157.409,   134.785,    4671,   116.071,     12
"07/31/1995",   157.409,   144.694,    4690,   114.933,     12
"08/31/1995",   166.403,   147.626,    4713,   125.013,     12
"09/29/1995",   184.393,   151.020,    4709,   123.163,     12
"10/31/1995",   170.901,   150.148,    4747,   118.244,     12
"11/30/1995",   148.414,   153.674,    4779,   114.231,     12
"12/29/1995",   152.911,   152.856,    4819,   121.247,     12
"01/31/1996",   148.414,   153.608,    4809,   113.003,     12
"02/29/1996",   134.922,   159.454,    4839,   115.820,     12
"03/29/1996",   134.922,   159.979,    4878,   126.956,     12
"04/30/1996",   134.922,   173.248,    4923,   156.573,     12
"05/31/1996",   139.419,   181.203,    4981,   187.141,     12
"06/28/1996",   114.434,   173.035,    5034,   166.936,     12
"07/31/1996",   114.434,   157.604,    5066,   162.566,     12
"08/30/1996",   112.145,   166.434,    5090,   168.209,     12
"09/30/1996",   112.145,   179.164,    5096,   189.797,     12
"10/31/1996",   100.702,   177.185,    5138,   218.883,     12
"11/29/1996",   100.702,   188.138,    5180,   215.839,     12
"12/31/1996",    96.124,   187.969,    5176,   230.410,     12
"01/31/1997",   119.011,   201.328,    5161,   258.768,     12
"02/28/1997",   114.434,   190.192,    5170,   245.377,     11
"03/31/1997",   105.279,   177.773,    5168,   272.063,     11
"04/30/1997",   105.279,   183.331,    5155,   263.870,     11
"05/30/1997",   100.702,   204.107,    5148,   275.838,     11
"06/30/1997",    93.744,   210.358,    5132,   290.748,     10
"07/31/1997",   100.775,   232.561,    5127,   341.614,     10
"08/29/1997",    89.057,   232.207,    5116,   423.926,     10
"09/30/1997",    96.088,   245.930,    5106,   459.611,     10
"10/31/1997",    84.370,   233.192,    5114,   472.069,     10
"11/28/1997",   105.462,   234.361,    5130,   391.023,     10
"12/31/1997",   112.493,   230.617,    5081,   400.010,     10
"01/30/1998",    99.603,   237.850,    5052,   363.608,     10
"02/27/1998",    91.400,   260.182,    5031,   408.351,     10
"03/31/1998",    91.400,   269.776,    4993,   475.144,     10
"04/30/1998",    87.885,   274.347,    4972,   516.320,     10
"05/29/1998",    87.885,   259.291,    4964,   502.960,     10
"06/30/1998",    84.370,   277.559,    4942,   423.381,     10


                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche was engaged to audit the financial statements of the Company for the fiscal year ended June 30, 1998. A representative of Deloitte & Touche will be at the Meeting and will have an opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions from any stockholders present at the Meeting.

     The Audit Committee of the Board of Directors has not yet recommended, and the Board has not yet approved, the appointment of independent public accountants to audit the financial statements of the Company for the fiscal year ending June 30, 1999. It is anticipated that the Audit Committee will make its recommendation to the Board and that the appointment of independent public accountants will be made by the Board prior to June 30, 1999.

                                  OTHER MATTERS

     The Board of Directors is not aware of any other matters which are likely to be brought before the Meeting. However, if any other matters are properly brought before the Meeting, it is the intention of the individuals named in the enclosed form of Proxy to vote the proxy in accordance with their judgment on such matters.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

     Financial statements of the Company are contained in the Company's Annual Report for the fiscal year ended June 30, 1998, a copy of which is enclosed herewith.

                  DEADLINE FOR SUBMITTING STOCKHOLDER PROPOSALS
          FOR INCLUSION IN THE BOARD'S PROXY STATEMENT IN CONNECTION
                    WITH THE FISCAL YEAR 1999 ANNUAL MEETING

     A proposal submitted by a stockholder for action at the Company's Annual Meeting of Stockholders for the fiscal year ending June 30, 1999 must be received no later than June 30, 1999, in order to be included in the Company's Proxy Statement for that meeting. It is suggested that proponents submit their proposals by certified mail-return receipt requested.

     A proponent of a proposal must be a record or beneficial owner entitled to vote at the next Annual Meeting on the proposal and must continue to be entitled to vote through the date on which the meeting is held.

                                        By Order of the Board of Directors,



                                        /S/ ROBERT F. HARTMAN
                                        Robert F. Hartman
                                        Secretary

Landover, Maryland
November 9, 1998